                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 1 )(1)


                               Inktomi Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock Par Value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    457277101
--------------------------------------------------------------------------------
                                 (CUSIP Number)



--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

         / /      Rule 13d-1(b)
         / /      Rule 13d-1(c)
         /X/      Rule 13d-1(d)


----------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 457277101                   13G                     Page 2 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Investment Partners VII, Limited Partnership
     06-1477520

-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/

-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware

-------------------------------------------------------------------

Number of Shares        (5)  Sole Voting Power              4,186,836 Shares of Common Stock
Beneficially Owned      (6)  Shared Voting Power            Not applicable
by Each Reporting       (7)  Sole Dispositive Power         4,186,836 Shares of Common Stock
Person With:            (8)  Shared Dispositive Power       Not applicable

-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     4,186,836 Shares of Common Stock

-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.87%

-------------------------------------------------------------------
12.  Type of Reporting Person *

     PN

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 457277101                   13G                     Page 3 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Associates VII, LLC
     06-1490960

-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/

-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware

-------------------------------------------------------------------

Number of Shares             (5)  Sole Voting Power                    Not applicable
Beneficially Owned           (6)  Shared Voting Power                  4,186,836 Shares of Common Stock
by Each Reporting            (7)  Sole Dispositive Power               Not applicable
Person With:                 (8)  Shared Dispositive Power             4,186,836 Shares of Common Stock

-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     4,186,836 Shares of Common Stock

-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.87%

-------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 457277101                   13G                     Page 4 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak VII Affiliates Fund, Limited Partnership
     06-6443681

-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/

-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware

-------------------------------------------------------------------

Number of Shares                (5)  Sole Voting Power                 79,072 Shares of Common Stock
Beneficially Owned              (6)  Shared Voting Power               Not applicable
by Each Reporting               (7)  Sole Dispositive Power            79,072 Shares of Common Stock
Person With:                    (8)  Shared Dispositive Power          Not applicable

-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     79,072 Shares of Common Stock

-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0.07%

-------------------------------------------------------------------
12.  Type of Reporting Person *

     PN

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 457277101                   13G                     Page 5 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak VII Affiliates, LLC
     06-1490961

-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/

-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware

-------------------------------------------------------------------

Number of Shares              (5)  Sole Voting Power                   Not applicable
Beneficially Owned            (6)  Shared Voting Power                 79,072 Shares of Common Stock
by Each Reporting             (7)  Sole Dispositive Power              Not applicable
Person With:                  (8)  Shared Dispositive Power            79,072 Shares of Common Stock

-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     79,072 Shares of Common Stock

-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0.07%

-------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 457277101                   13G                     Page 6 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Management Corporation
     06-0990851

-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/

-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware

-------------------------------------------------------------------

Number of Shares                (5)  Sole Voting Power                 Not applicable
Beneficially Owned              (6)  Shared Voting Power               4,265,908 Shares of Common Stock
by Each Reporting               (7)  Sole Dispositive Power            Not applicable
Person With:                    (8)  Shared Dispositive Power          4,265,908 Shares of Common Stock

-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     4,265,908 Shares of Common Stock

-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.94%

-------------------------------------------------------------------
12.  Type of Reporting Person *

     CO

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 457277101                   13G                     Page 7 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Bandel L. Carano

-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/

-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States

-------------------------------------------------------------------

Number of Shares                (5)  Sole Voting Power                 Not applicable
Beneficially Owned              (6)  Shared Voting Power               4,265,908 Shares of Common Stock
by Each Reporting               (7)  Sole Dispositive Power            Not applicable
Person With:                    (8)  Shared Dispositive Power          4,265,908 Shares of Common Stock

-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     4,265,908 Shares of Common Stock

-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.94%

-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 457277101                   13G                     Page 8 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Gerald R. Gallagher

-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/

-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States

-------------------------------------------------------------------

Number of Shares                (5)  Sole Voting Power                 Not applicable
Beneficially Owned              (6)  Shared Voting Power               4,265,908 Shares of Common Stock
by Each Reporting               (7)  Sole Dispositive Power            Not applicable
Person With:                    (8)  Shared Dispositive Power          4,265,908 Shares of Common Stock

-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     4,265,908 Shares of Common Stock

-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.94%

-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 457277101                   13G                     Page 9 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Edward F. Glassmeyer

-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/

-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States

-------------------------------------------------------------------

Number of Shares                (5)  Sole Voting Power                 Not applicable
Beneficially Owned              (6)  Shared Voting Power               4,265,908 Shares of Common Stock
by Each Reporting               (7)  Sole Dispositive Power            Not applicable
Person With:                    (8)  Shared Dispositive Power          4,265,908 Shares of Common Stock

-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     4,265,908 Shares of Common Stock

-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.94%

-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 457277101                   13G                    Page 10 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Fredric W. Harman

-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/

-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States

-------------------------------------------------------------------

Number of Shares                (5)  Sole Voting Power                 Not applicable
Beneficially Owned              (6)  Shared Voting Power               4,265,908 Shares of Common Stock
by Each Reporting               (7)  Sole Dispositive Power            Not applicable
Person With:                    (8)  Shared Dispositive Power          4,265,908 Shares of Common Stock

-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     4,265,908 Shares of Common Stock

-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.94%

-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 457277101                   13G                    Page 11 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Ann H. Lamont

-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/

-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States

-------------------------------------------------------------------

Number of Shares                (5)  Sole Voting Power                 Not applicable
Beneficially Owned              (6)  Shared Voting Power               4,265,908 Shares of Common Stock
by Each Reporting               (7)  Sole Dispositive Power            Not applicable
Person With:                    (8)  Shared Dispositive Power          4,265,908 Shares of Common Stock

-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     4,265,908 Shares of Common Stock

-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.94%

-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 457277101                   13G                    Page 12 of 23 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Eileen M. More

-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/

-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States

-------------------------------------------------------------------

Number of Shares                (5)  Sole Voting Power                 Not applicable
Beneficially Owned              (6)  Shared Voting Power               4,265,908 Shares of Common Stock
by Each Reporting               (7)  Sole Dispositive Power            Not applicable
Person With:                    (8)  Shared Dispositive Power          4,265,908 Shares of Common Stock

-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     4,265,908 Shares of Common Stock

-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     3.94%

-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 13 of 23 pages

                                  Schedule 13G
                                Amendment No. 1*

                          Common Stock Par Value $0.001
                               CUSIP No. 457277101

ITEM 1(A)        NAME OF ISSUER:
                 Inktomi Corporation

ITEM 1(B)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                      4100 East 3rd Avenue
                      Foster City, California 94404

ITEM 2(A)        NAME OF PERSON FILING:

     Oak Investment Partners VII, Limited Partnership
     Oak Associates VII, LLC
     Oak VII Affiliates Fund, Limited Partnership
     Oak VII Affiliates, LLC
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     Eileen M. More (as of January 1, 2000, Ms. More has ceased to be a filing person)

ITEM 2(B)        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     c/o Oak Management Corporation
     One Gorham Island

     Westport, CT 06880

ITEM 2(C)        CITIZENSHIP:

     Please refer to Item 4 on each cover sheet for each filing person

ITEM 2(D)        TITLE OF CLASS OF SECURITIES:

     Common stock Par Value $0.001

ITEM 2(E)        CUSIP NUMBER: 457277101

                                                             Page 14 of 23 pages

ITEM 3          Not Applicable.

ITEM 4          OWNERSHIP.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 108,143,514 shares outstanding as of December 31, 1999, as reported in the Issuer's Annual Report on Form 10-K for the fiscal year ended September 30, 1999, and adjusted for a subsequent stock-split, plus shares issuable upon conversion or exercise of options to acquire common stock as described in the following two sentences. Amounts shown as beneficially owned include currently exercisable options to purchase 58,532 shares of common stock and 1,468 shares of common stock which may be deemed to be held by Fredric W. Harman on behalf of Oak Investment Partners VII, Limited Partnership and Oak VII Affiliates Fund, Limited Partnership, respectively.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X ]

ITEM 6          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

ITEM 9          NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10         CERTIFICATIONS.

     Not applicable

                                                             Page 15 of 23 pages

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

     Dated:  February 14, 2000

     Entities:

Oak Investment Partners VII, Limited Partnership
Oak Associates VII, LLC
Oak VII Affiliates Fund, Limited Partnership
Oak VII Affiliates, LLC
Oak Management Corporation

                               By:      /s/ EDWARD F. GLASSMEYER
                                        Edward F. Glassmeyer, as
                                        General Partner or
                                        Managing Member or as
                                        Attorney-in-fact for the
                                        above-listed entities

     Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont
Eileen M. More

                               By:      /s/ EDWARD F. GLASSMEYER
                                        Edward F. Glassmeyer,
                                        Individually and as
                                        Attorney-in-fact for the
                                        above-listed individuals

                                                             Page 16 of 23 pages

                                INDEX TO EXHIBITS

                                                                            PAGE
                                                                            ----
EXHIBIT A         Agreement of Reporting Persons                             17

EXHIBIT B         Power of Attorney                                          18